Exhibit 99.1

STATUS REPORT
January 2012

The statements which are not historical facts contained in this monthly status report are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development and acquisition of new product lines and services, government approval processes, the impact of competitive products or pricing technological changes, the effect of economic conditions and other uncertainties, and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K; its quarterly reports on Forms 10-Q; and any reports on Form 8-K. Medical International Technology Inc. takes no obligation to update or correct forward-looking statements.

The following is a summary of the recent operational and strategic activities at MIT Canada and MIT China.

MARKETING & SALES:

MIT’s focus is to seek new distributors worldwide for our existing products (Human and Animal), to increase our sales and improve our share price.

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On December 6, 2011, we signed a letter of intent with a new distributor for the Province of Quebec and the Maritimes. This distributor will be targeting the Mesotherapy market only. This exclusive Letter of Intent, when materialised, will be worth $1.8 million dollars. The first order of 30 units has been delivered and the next shipment for another 22 units is to be delivered in 4 weeks.

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After two months of discussions, on December 28, 2011 we had a comprehensive understanding with one of the leading European distributor specialising in Animal application who will be selling all of our Agro-Jet products in Netherlands, Germany and Belgium. He purchased 2 units for his trials in Holland, and he recently requested a slight modification of one of our existing Agro-Jet for the vaccination of baby piglets. MIT agreed to do the modification for a payment of $20,000, plus guaranteed orders. A down payment of $10,000 was received and the work started this week. The first unit should be ready in 2 to 3 months; thereafter, orders will follow during 2012 and beyond.

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Work in progress in collaboration with our Mexican distributor on the required documents for the certification of our Med-Jet and Meso-Jet products to sell in human applications niche markets, we expect the final documents to be submitted to the Mexican authorities within the next 4 weeks.

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MIT received encouraging results from the German doctors using our Med-Jet MBX and H-III in Germany who was performing test for Mesotherapy applications, these results will help our negotiations with Distributors worldwide in many of our niche markets specific applications.

Direct Injections applications in Humans include:

•	Clinical Dermatology:
Skin Cancer - Biopsy Procedures - Incisions - Flaps and Graphs - Mohs surgery (cancer chemosurgery) - Pediatric Dermatology

•	Cosmetic & Dermatology procedures:
Spider and Varicose Veins - Wrinkles injections - Dermal Fill - Liposuction - Facelifts - Neck Lifts - Brow Surgery - Eyelid Surgery - Hair restoration

•	Plastic surgery:
Breast Augmentation Surgery - Tummy Tuck Surgery – Lifts

•	General practice, clinics & all other routine procedures:
Vaccinations -Routine Injections - Routine Treatments - Minor surgery - Direct Cortisone injection for many skin diseases such as: Alopecia areata, Nail psoriasis, Granuloma annular, Lichen simplex chronicus, Keloids, Hypertrophic scars, Acne cysts and many other skin conditions.

Direct Injections applications in Animal include:

•	Vaccinations and other injectables:
Piglets - Sows – Cattles - Bisons and other large animals

•	Vaccinations and other injectables:
During 2012 we will also target the companion animals clinics

MIT CHINA

➢	As per our discussions and understanding with our Joint Venture partner, Mr. Ethan Sun, our General Manager, our plan of sales and expansion into the Chinese market is progressing:

•
MIT China and MIT Canada agreed and sold 9% of their Joint Venture for an investment of 18,000,000 RMB ($3,000,000). MIT China now has 46.41%, MIT Canada has 44.59% and Taizhou Amazon Investment Center has 9%.

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Work in progress at MIT China for the construction of its 40,000 sq. ft. building is expected to be completed by July 2012. We will start planning and purchasing many of the equipment and tools necessary for the assembly and production of some of our Agro-Jet and Med-Jet products.  The production facility should be able to supply a large number of injectors and disposables to the Chinese market.

•	We supplied one Med-Jet and requested an MIT China nurse to be present at all time, for training, supervision of the proper usage and procedures of our Med-Jet for vaccination.

•	During 2012, we plan to open a few more CDC vaccination clinics to better promote our products in China.

•	We received our first order for 2012. The first order of $196,360 is for our new Med-Jet model H-4.

OPERATION ACTIVITIES

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One of our challenges in 2012 is to be prepared and organize our production, quality control and assembly in anticipation of an increase in sales, being well-prepared to supply our customers with quality products on time, as our first priority.

FINANCE AND ADMINISTRATION ACTIVITIES

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Last week, the President and Chief Executive Officer, Mr. Karim Menassa nominated Mr. George Hendy Ad.E, on MIT’s Advisory Board. Mr. Hendy is a Partner at Osler, Hoskin & Harcourt LLP, an internationally recognized law firm. Mr. Hendy has been in different law first with different specialization; he has vast experience in Class actions, International Commercial Arbitration and Alternative Dispute Resolution, and Litigation. The nomination and acceptance by Mr. Hendy to join MIT’s Advisory Board will strengthen MIT’s management team. The addition of Mr. Hendy will also enrich negotiation opportunities with Medical and Pharmaceutical companies and help MIT achieve its goal to partner with multinational corporations.

➢	MIT Canada will be searching for other influential persons to its Board of Directors to help Mr. Menassa achieving the company goals for the coming years.

Thank you all for your continued support to MIT CANADA.
Karim Menassa
President